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                                                                       Exhibit 1

                            SHARE PURCHASE AGREEMENT



                                 By and Between



                        PURCHASERS LISTED ON EXHIBIT A,
                           AS THE "PURCHASERS" HEREIN



                                      and



                               FACTUAL DATA CORP.



                           Dated as of March 25, 1999


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

                                    CONTENTS

Section                                                                 Page
-------                                                                 ----
ARTICLE I    THE SHARE PURCHASE ANCILLARY AGREEMENTS....................   1
   Section 1.1  Purchase of the Shares..................................   1
   Section 1.2  Purchase Price..........................................   2
   Section 1.3  Registration Rights.....................................   2
   Section 1.4  Engagement Letter.......................................   2

ARTICLE II   CLOSING....................................................   2
   Section 2.1  The Closing.............................................   2
   Section 2.2  Deliveries by FDC.......................................   2
   Section 2.3  Deliveries by the Purchasers............................   3
   Section 2.4  Further Assurances......................................   3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF FDC......................   3

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PURCHASERS...............  16

ARTICLE V    COVENANTS OF FDC...........................................  18
   Section 5.1  Conduct of Business.....................................  18
   Section 5.2  Access and Information..................................  21
   Section 5.3  Information Following Closing...........................  21
   Section 5.4  Use of Proceeds.........................................  22
   Section 5.5  Exclusivity.............................................  22
   Section 5.6  Consents under Agreements...............................  22
   Section 5.7  Actions.................................................  22
   Section 5.8. Additional Disclosure...................................  23
   Section 5.9. Financial Statements....................................  23
   Section 5.10 Further Assurances....... ..............................  23

ARTICLE VI    POST CLOSING COVENANTS....................................  23
   Section 6.1 Post Closing Covenants...................................  23

ARTICLE VII   CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE............  24
   Section 7.1 Conditions to Obligations to Close.......................  24

ARTICLE VIII  CONDITIONS TO FDC'S OBLIGATION TO CLOSE...................  25
   Section 8.1 Conditions to FDC's Obligation to Close..................  25

ARTICLE IX    CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE.............  25
   Section 9.1 Conditions to Purchasers' Obligation to Close............  25

ARTICLE X     TERMINATION, AMENDMENT AND WAIVER.........................  29
   Section 10.1  Termination............................................  29
   Section 10.2  Effect of Termination..................................  29
   Section 10.3  Amendment..............................................  29

   Section 10.4  Extension; Waiver......................................  30

ARTICLE XI INVESTMENT BANKING FEES......................................  30

ARTICLE XII INDEMNIFICATION AND CONTRIBUTION............................  30
   Section 12.1  Indemnity..............................................  30
   Section 12.2  Notice of Proceeding...................................  31
   Section 12.3  Contribution...........................................  31
   Section 12.4  Other Indemnification Provisions.......................  32

ARTICLE XIII NOTICES....................................................  32

ARTICLE XIV CERTIFICATES OF OFFICERS AND DIRECTORS......................  33

ARTICLE XV CONFIDENTIALITY..............................................  33

ARTICLE XVI COUNTERPARTS................................................  34

ARTICLE XVII MERGER CLAUSE AND COSTS, FEES AND EXPENSES.................  34

ARTICLE XVIII SEVERABILITY..............................................  34

ARTICLE XIX BENEFIT.....................................................  35

ARTICLE XX WAIVER.......................................................  35

ARTICLE XXI HEADINGS....................................................  35

ARTICLE XXII SURVIVAL...................................................  35

ARTICLE XXIII GOVERNING LAW.............................................  36

ARTICLE XXIV MISCELLANEOUS..............................................  36
     (a)  Press Releases and Public Announcements.......................  36
     (b)  Succession and Assignment.....................................  36
     (c)  Amendments....................................................  36
     (d)  Expenses......................................................  36
     (e)  Specific Performance..........................................  37

                            SHARE PURCHASE AGREEMENT


     THIS SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of March 25, 1999, is made by and between Purchasers to be listed on Exhibit A (collectively, the "Purchasers" or individually, a "Purchaser"), and Factual Data Corp., a Colorado corporation ("FDC"), and Jerald H. Donnan, Marcia R. Donnan, James N. Donnan and Russell E. Donnan (collectively the "Majority Shareholders").

                                   RECITALS:

          A. On or about February 3, 1999, FDC represented to Purchasers the general terms on which FDC would sell to Purchasers restricted shares of FDC Common Stock (the "Shares"), together with certain other rights to be vested in the Purchasers; and

          B. The parties contemplated that they would enter into a definitive agreement and prepare such other documentation as the parties and their respective legal counsel determine is appropriate; and

          C. The parties intend that this Share Purchase Agreement, together with the exhibits attached hereto, serve as the definitive agreement between the parties with respect to the above-mentioned transaction;

          THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements herein set forth, the Purchasers and FDC hereby agree as follows:

                                   ARTICLE I
                    THE SHARE PURCHASE ANCILLARY AGREEMENTS

          SECTION 1.1 Purchase of the Shares. Subject to and upon the terms and conditions hereof and the representations, warranties and covenants contained herein, on the Closing Date (as defined below) FDC shall sell, transfer, assign and deliver certificate(s) representing shares of Common Stock of FDC, and the Purchasers shall purchase the Shares from FDC, free and clear of all liens, claims and encumbrances thereon (the "Purchase Transaction"). The aggregate number of Shares to be offered to the Purchasers shall be that number of shares of Common Stock of FDC equal to $15 million divided by the market price (i.e., the average of the closing prices on the SmallCap Market for each relevant day, the "Market Price") of FDC's Common Stock for the five prior trading days ending the day this Agreement is executed (as so calculated, the "Purchase Price" or, with respect to the per Share price, the "Purchase Price per Share"), provided that, in no case shall the Purchase Price per Share exceed $8.50. If, for any reason, Shareholder approval is required, Shareholder approval shall be obtained for a Purchase Price per Share equal to the Market Price. The exact number of Shares to be sold to each Purchaser shall be determined immediately prior to Closing and shall be set forth on Exhibit A hereto.

          SECTION 1.2  Purchase Price.

               (a) Upon the terms and subject to the conditions herein set forth, FDC and the Purchasers agree that on the Closing Date FDC shall sell to the Purchasers, and the Purchasers shall purchase from FDC, the Shares at the Purchase Price per Share, for aggregate consideration of $15 million, payable in United States currency by wire transfer in immediately available funds.

               (b) At the Closing, FDC shall deliver to the Purchasers certificates representing the Shares against delivery by the Purchasers to FDC of the Purchase Price. Certificates for the securities comprising the Shares shall be registered in such name or names and in such denominations as the Purchasers may request in writing at least two full business days prior to the Closing Date.

          SECTION 1.3  Registration Rights.    Contemporaneously with the
execution of this Agreement, the parties shall execute a registration rights agreement (the "Registration Rights Agreement"), a copy of which is attached hereto as Exhibit B and incorporated by reference herein, an investors agreement (the "Investors Agreement"), a copy of which is attached hereto as Exhibit D, and a voting agreement (the "Voting Agreement"), a copy of which is attached hereto as Exhibit E.

          SECTION 1.4  Engagement Letter.    Piper Jaffray Inc. (the "Agent")
and FDC have entered into an Engagement Letter dated January 8, 1999 Agreement (the "Letter"). Pursuant to the terms of the Letter, the Agent shall receive compensation comprised of a 7% cash commission and warrants to acquire a number of shares of Common Stock of FDC equal to 3% of the number of Shares sold to the Purchasers pursuant to this Agreement. Any compensation payable to the Agent shall be payable by FDC.

                                  ARTICLE II
                                    CLOSING

          SECTION 2.1 The Closing. The closing of the sale of Shares contemplated hereby (the "Closing") shall take place at a date and time to be specified by the Purchasers and FDC (the "Closing Date") following satisfaction or waiver of all conditions precedent to Closing as described in Articles VI, VII and VIII hereof, which date, pursuant to the parties' best efforts, shall be on or before March 31, 1999. The Closing shall take place at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado, or any other place mutually agreeable to the parties, subject to the right of the parties to close by exchange of executed counterpart documents on the Closing Date.

          SECTION 2.2 Deliveries by FDC. At the Closing, FDC shall deliver to the Purchasers or cause to be delivered to the Purchasers the following instruments and documents:

               (a) A certificate or certificates representing the Shares registered in the name of the Purchasers or in such name as may be designated by the Purchasers. Any sales, stock transfer or other stock payable in connection with the sale to the Purchasers by FDC of the Shares shall be paid by the Purchasers;

               (b) The opinion of counsel for FDC as provided in Article IX below; and

               (c) Such other documents, instruments and certificates of the officers of FDC as are described in Article IX or as may be reasonably requested by the Purchasers.

          SECTION 2.3  Deliveries by the Purchasers.    At the Closing, the
Purchasers shall deliver to FDC or cause to be delivered to FDC the following instruments and documents:

               (a) The Purchase Price as provided in Sections 1.1 and 1.2(a) hereof;

               (b) As applicable to any or all of the Purchasers, evidence of compliance with United States securities laws for shareholders owning in excess of 5% or 10%, as the case may be, of a publicly held entity, including filings of a Form 3 under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and/or a Schedule 13G under Section 13 of the 1934 Act; provided, however, that none of the language set forth in this Agreement or
     --------  -------
the Registration Rights Agreement shall be deemed to constitute one or more of the Purchasers to be a "group" for purposes of reporting obligations under the 1934 Act, it being the intention of the parties that the existence of a "group" shall only be determined by the Purchasers and their counsel and any joint action taken hereunder shall not in and of itself constitute the Purchasers to be a "group" as defined under the 1934 Act; and

               (c) Such other documents, instruments and certificates of the officers of the Purchasers as may be reasonably requested by FDC.

          SECTION 2.4  Further Assurances.    FDC shall execute and deliver on
the Closing Date or thereafter any and all such other instruments, and take or cause to be taken all such further action as may be necessary or appropriate to vest fully and confirm to the Purchasers title to and possession of the Shares to be delivered hereunder by FDC.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF FDC

          As a material inducement to the Purchasers to (i) enter into this Agreement, and (ii) purchase and acquire the Shares, FDC and its subsidiaries represent and warrant to the Purchasers, that, except as specifically and expressly set forth in the disclosure schedules attached hereto (the "Schedules"), the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete on the Closing Date.

               (A) ORGANIZATION; POWER AND AUTHORITY; SUBSIDIARIES. FDC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Colorado. Each subsidiary of FDC has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as the case may be. Each of FDC and its subsidiaries has full corporate power and authority to own its properties and conduct its business as currently being carried on and is duly qualified to do business as a foreign corporation in good standing under the corporation laws of each jurisdiction in which the conduct of its business or ownership or lease of its properties requires such qualification and where the failure to be so qualified could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, prospects, assets, results of operations or properties of FDC and its subsidiaries taken as a whole. The copies of the Articles of Incorporation (certified by the Secretary of the State of the state of incorporation) and the Bylaws of FDC, both as amended to date, which have been delivered to Purchasers and attached as
Schedule 3(a) are complete and correct, and FDC is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. The minute books (containing the records of meeting of the shareholders, the Board of Directors and any committees of the Board of Directors), the stock certificate books and the stock record books of FDC, as made available to Purchasers, are correct and complete.

               (B) FINANCIAL STATEMENTS. The consolidated financial statements of FDC, (together with the notes thereto for those years listed on Schedule 3(b)) and the unaudited consolidated financial statements of FDC for the interim periods after December 31, 1998, listed on Schedule 3(b) (all of which are attached as Schedule 3(b)), fairly and accurately present the consolidated financial condition of FDC and its consolidated subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with generally accepted accounting principles consistently applied through the periods involved ("GAAP") and are correct and complete.

               (C) TRANSACTIONS. Except as disclosed on Schedule 3(c), subsequent to December 31, 1998, neither FDC nor any of its subsidiaries has incurred any Material (for purposes of this Agreement, an event or condition shall be deemed to be "Material" if such event or condition, taken together with all other events or conditions that are qualified by materiality, would, in the aggregate, have an adverse effect that exceeds $150,000) liabilities or obligations, direct or contingent, or entered into any Material transactions, or, declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock, or any Material change in the short-term or long-term debt of FDC or of FDC and its subsidiaries considered on a consolidated basis, or any Material adverse change, or any development involving a prospective Material adverse change, in the general affairs, condition (financial or otherwise), business, key personnel, property, prospects, net worth or results of operations of FDC and its subsidiaries, taken as a whole. Since December 31, 1998, FDC and its subsidiaries have operated their business in the ordinary course, and have taken (or not taken, as appropriate) each of the actions described in Section 5.1.

               (D) LITIGATION. Except as disclosed on Schedule 3(d), there is not pending or threatened or contemplated, any action, suit or proceeding to which FDC or any of its subsidiaries is a party or to which either of their assets may be subject, before or by any court or governmental agency, authority or body, or any arbitrator, which might have a Material adverse effect on its or their financial position, results of operations, business or prospects.

               (E) AUTHORIZATION, ETC.; CONFLICTS; CONSENTS. Each of this Agreement, the Letter, the Registration Rights Agreement, and the Investors Agreement has been duly authorized, executed and delivered by FDC and constitutes a valid, legal and binding obligation of FDC, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement, the Letter, the Registration Rights Agreement, and the Investors Agreement and the consummation of the transactions herein or therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or require consent or notice under or result in the creation of any lien, charge, encumbrance, security interest, pledge or adverse claim in respect of any property of FDC or any subsidiary under, any statute, any agreement or instrument to which FDC or a subsidiary is a party or by which any of them is bound or to which any of their respective properties is subject, FDC's charter or bylaws, or any order, rule, regulation, judgment, ruling or decree of any court, arbitrator or governmental agency or body having jurisdiction over FDC or any subsidiary or any of the properties of FDC or any subsidiary; no consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the Letter or the Registration Rights Agreement or for the consummation of the transactions contemplated hereby or thereby. This Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the Board of Directors of FDC. FDC and its subsidiaries do not need to obtain the approval of any shareholders for the execution, delivery and performance of this Agreement, other than the approval of the shareholders who are parties to this Agreement (and, such shareholders hereby agree to vote in favor of the transactions contemplated by this Agreement).

               (F) FDC'S CAPITAL STOCK. The authorized capitalization of FDC consists of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date hereof, 3,551,345 shares of Common Stock have been duly authorized and validly issued and are outstanding, fully paid and nonassessable, and no shares of Preferred Stock are issued or outstanding. All of the issued and outstanding shares of capital stock of each of FDC's subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and FDC owns, of record and beneficially, free and clear of any liens, all of the issued and outstanding shares of such stock. Except as set forth in Schedule 3(f), there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from FDC or any subsidiary of FDC any shares of the capital stock of the Company or of any subsidiary of FDC. FDC has an authorized and outstanding capitalization as set forth in Schedule 3(f). For purposes of this agreement, "subsidiary" means any corporation (or other entity) with respect to which a specified person (or a subsidiary thereof) owns a 25% or more of the common stock (or other form of equity) or has the power to vote or direct the voting of sufficient securities to elect 25% or more of the directors (or other governing body or management). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of FDC or any of its subsidiaries.

               (G) AUTHORIZATION OF THE SHARES. The Shares have been duly authorized by the Board of Directors of FDC and, when issued and delivered by FDC against payment therefor, will be validly issued, fully paid and nonassessable, free and clear of any liens or encumbrances; the issuance of the Shares is not subject to preemptive or other similar rights.

               (H) LICENSES, PERMITS, LAWS, ETC. FDC and each of its subsidiaries holds, and is operating in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and order of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; the failure to hold or operate in compliance with the foregoing or the lack of a validity, would not be Material, and FDC and each of its subsidiaries is and has been in compliance in all respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except to the extent that the failure to comply, individually or in the aggregate, would not have a Material adverse effect on its financial position or results of operations. FDC has not received any notice of any violation, probable violation or default by FDC or any of its subsidiaries under any applicable law, regulation, franchise, permit, license, authorization or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over FDC's or any of its subsidiaries' operations which could adversely affect the business, operations, financial condition, prospects, properties or assets of FDC or its subsidiaries, or the ability to consummate the transaction contemplated hereby. FDC and its subsidiaries have operated their business, and will continue to operate their business, in compliance with all applicable federal and state laws and regulations (including but not limited to the Truth in Lending Act, Fair Credit Reporting Act, Real Estate Settlement Procedures Act and Fair Debt Collection Practices Act) and in compliance with all applicable state laws and regulations. FDC has given notice and obtained approvals of the transactions contemplated by this Agreement to all government entities that require such notice or approvals.

               (I) TITLE TO PROPERTIES. FDC and its subsidiaries have good and marketable title to all property and assets used by them, located on their premises, shown on their financial statements, or described in Schedule 3(i) as being owned by them, in each case free and clear of all liens except such as are described Schedule 3(i); the property held under leases by FDC and its subsidiaries is held by them under valid, binding, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any respect with the conduct of the business of FDC or its subsidiaries. FDC is not in default under any such lease, and no circumstances exist which, if unremedied would, either with or without notice or the passage of time or both, result in a default under any such lease. Attached as Schedule 3(i) is a complete and accurate list of the real property held under lease by FDC and its subsidiaries. Schedule 3(i) sets forth the lessor, location and termination date for each such lease. Except for the leasehold interests set forth in Schedule 3(i), FDC and its subsidiaries do not own any real property. FDC and each of its subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of the business of FDC and its subsidiaries as currently carried on "Intellectual Property"; no name which FDC or any of its subsidiaries uses and no other aspect of the business of FDC or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets or other similar rights or others to the business or prospects of FDC and neither FDC nor any of its subsidiaries has received any notice alleging any such infringement or fee; to the extent that FDC or each of its subsidiaries has licensed its trademarks, service marks, tradenames and copyrights (including proprietary software) for use by third parties, it has done so pursuant to written licenses that fully protect and maintain FDC's or its susidiaries' rights in such trademarks, service marks, tradenames and copyrights. All Key Technical Employees (as defined below) of FDC and its subsidiaries have executed agreements with FDC or its subsidiaries pursuant to which Key Technical Employees have assigned their rights, title and interest in and to any Intellectual Property including without limitation patents, copyrights and inventions to FDC or its subsidiaries. As used in this Agreement, "Key Technical Employees" means all management level employees, executives, officers, and members of the Board of Directors who have worked in the development and/or maintenance of Intellectual Property.

               (J) COMPLIANCE WITH ORGANIZATIONAL DOCUMENTS, ETC. Neither FDC nor any of its subsidiaries is in violation of its respective charter or bylaws (copies of which are attached as Schedule 3(j)); none of FDC nor any of its subsidiaries is in breach of or otherwise in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note, indenture, loan agreement or any other contract, lease or other instrument to which it is subject or by which any of them may be bound, or to which any of the property or assets of FDC or any of its subsidiaries is subject.

               (K) TAX RETURNS; TAXES. FDC and its subsidiaries have timely filed all tax returns that are required to have been filed in any jurisdiction, and all such tax returns are complete and accurate, and were prepared in compliance with applicable law. FDC and its subsidiaries have paid all taxes due, or claimed to be due by any taxing authority, whether or not shown on a tax return, and FDC and its subsidiaries have paid all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which FDC or a subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. There is no basis for any other tax, assessment, interest payment or penalty that could have a Material adverse effect. The charges, accruals and reserves on the books of FDC and its subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in all respects. Except as set forth on Schedule 3(k), neither FDC nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any tax return. No claim has been made by an authority in a jurisdiction where FDC or any of its subsidiaries do not file tax returns that any of them are or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of FDC or any of its subsidiaries that arose in connection with any failure or alleged failure to pay any tax. FDC and its subsidiaries have withheld and paid all taxes that any of them are required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any tax liability of FDC or any of its subsidiaries has been claimed or raised by any taxing authority. FDC and its subsidiaries have not waived any statute of limitation in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. FDC and its subsidiaries (i) have not been a member of an affiliated group filing a consolidated federal income tax return other than the affiliated group of which FDC is the parent, and (ii) have no liability for the taxes of any person (other than FDC and its subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               (L) ACCOUNTING PROCEDURES. FDC and its subsidiaries maintain a system of internal accounting controls to provide that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (M) AGENT'S FEE. Other than fees payable by FDC to the Agent, neither FDC nor its subsidiaries has incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               (N) DISCLOSURE. FDC has fairly described, in all Material respects, the general nature of the business and principal properties of FDC and its subsidiaries. This Agreement (including the Schedules hereto), the documents, certificates or other writings delivered to the Purchaser by or on behalf of FDC in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in this Agreement (including the Schedules), since December 31, 1998, there has been no Material change in the financial condition, operations, business, properties or prospects of FDC or any subsidiary. There is no Material fact which adversely affects or may adversely affect FDC which has not been set forth in writing in this Agreement or disclosed in the other documents, certificates or written statements furnished to Purchasers by or on behalf of FDC in connection herewith.

               (O)     COMPLIANCE WITH ERISA.

                       (i) FDC and each trade or business (whether or not incorporated) that is a member of the group of which FDC is a member or is treated as a single employer together with FDC under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each such trade or business being an "ERISA Affiliate"), have operated and administered each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder as from time to time in effect ("ERISA")) (each such Plan being a "Plan") in compliance with all applicable laws except for such instances of noncompliance as have not resulted in any liability and could not reasonably be expected to be

Material. Neither FDC nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by FDC or any ERISA Affiliate, or in the imposition of any lien, charge or encumbrance on any of the rights, properties or assets of FDC or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens, charge or encumbrance as would not be individually or in the aggregate Material.

                        (ii) Each of FDC and each ERISA Affiliate do not maintain or contribute to, and have not at any relevant time maintained, contributed to or had any obligation to contribute to, any employee benefit plan that is, or at such time was, subject to the provisions of title I, subtitle B, part 3, of ERISA or Title IV of ERISA (including, without limitation, any multiemployer plan within the meaning of ERISA (S) 3(37)(A))

                       (iii) Each Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA is qualified in form and operation under Code (S) 401(a), each trust for each such Plan is exempt from federal income tax under Code (S) 401(a), each trust for each such Plan is exempt from federal income tax under Code (S) 501(a) and FDC has applied for or obtained a determination to such effect from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust. No Plan is a "qualified foreign plan" (as such term is defined in Code Section 404A(e)), and no Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

                       (iv) FDC and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

                       (v) The expected post-retirement benefit obligation (determined as of the last date of FDC's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of FDC and its subsidiaries is not material.

                       (vi) The execution and delivery of this Agreement and the issuance and sale of the Shares hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

                       (vii) No Plan, individually or collectively, provides for any payment by FDC or any ERISA Affiliate to any employee or independent contractor that is not deductible under Code Sections 162(a)(1) and (m) and 404 or that is an "excess parachute payment" pursuant to Code Section 280G. Each of FDC and each ERISA Affiliate has the right to modify and terminate benefits (other than vested and accrued pension benefits) with respect to both retired and active employees. Each Plan could be terminated as of the Closing without material liability in excess of any amount reflected as a liability with respect to such Plan on the financial statements of FDC that are referred to in Article III(b) hereof.

               (P) USE OF PROCEEDS; MARGIN REGULATIONS. FDC will apply the proceeds of the sale of the Shares for the purposes described in Section 5.4 and no other purpose. No part of the proceeds from the sale of the Shares will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve FDC in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board (12 CFR 220).

               (Q) NO DEFAULT ON DEBT. Neither FDC nor any subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any debt on which FDC or any subsidiary is obligated, and no event or condition exists with respect to any debt of FDC or any subsidiary that would permit (or that with notice of the lapse of time, or both, would permit) one or more persons to cause such debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

               (R)     ENVIRONMENTAL LAWS.

                       (i) FDC and each of its subsidiaries have complied and are in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws.

                       (ii) Neither FDC nor any of its subsidiaries have any liability under any Environmental Law, nor is FDC or any of its subsidiaries responsible for any liability of any other person under Environmental Law. There are no pending or threatened Claims or other proceedings based on, and neither FDC nor any of its subsidiaries, nor any officer, director or stockholder thereof has directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (A) the current or past presence, Release, or threatened Release of Hazardous Materials at or from any part of the Real Property; (B) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property or the businesses or Assets of FDC or any Subsidiary; or (C) any violation of Environmental Laws at any part of the Real Property or arising from FDC's or any of its subsidiaries' activities (or the activities of FDC's or any of its subsidiaries' predecessors in title) involving Hazardous Materials.

                       (iii) Neither FDC nor its subsidiaries owns, operates, or has installed, and to the knowledge of FDC and its subsidiaries, the Real Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. Neither FDC nor its subsidiaries has used, and to the knowledge of FDC and its subsidiaries no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

                       (iv) No lien, superlien, or other encumbrance in favor of any person relating to or in connection with any Claims under any Environmental Law has been filed or has attached to the Real Property.

                       (v) No authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

                       (vi) As used in this Agreement: "Claims" means demands, suits, orders, legal proceedings, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursement; "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, common law rulings, agreements or governmental restrictions relating to pollution or the protection of human health or the environment or the release of any materials into the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S)(S) 9601 et seq.) and those related to hazardous substances, wastes, air emissions, or discharges to waste or public systems; "Hazardous Material" means any and all hazardous substances, pollutants, contaminants, toxic or hazardous wastes or any other substances or wastes that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law (including, without limitation, asbestos, petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof), urea formaldehyde foam insulation and polychlorinated biphenyls); "Real Property" means the real property currently or formerly owned, operated, leased, or used by FDC or its subsidiaries; and "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of materials from any source (including, without limitation, the Real Property and property adjacent to the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems;

               (S) YEAR 2000 COMPLIANCE. (i) The software and hardware comprising the systems necessary to operate the business of FDC and its subsidiaries ("Systems") are Year 2000 ready; (ii) are designed to be used prior to, during, and after the calendar year 2000 A.D.; (iii) will operate consistently, predictably and accurately, without Material interruption or manual intervention, and in accordance with all requirements of the related documentation, including without limitation all specification and/or functionality and performance requirements, during each such time period, and the transitions between them, in relation to dates it encounters or processes;

all date recognition and processing by the Systems will include four digit year format and will correctly recognize and process the date of February 29, and any related data, during leap years; and (iv) all date sorting by the Systems that includes a "year category" shall be done based on the four digit year format.

          (T) ACCOUNTS. Except as described on Schedule 3(t), all contracts or agreements between FDC and/or its subsidiaries and the customers with which FDC does business are valid and enforceable against FDC and/or its subsidiaries and are not currently, and will not be at Closing, in default, invalid or unenforceable in any manner, or and are not subject to threatened or imminent termination. FDC and/or its subsidiaries have performed all of their obligations and responsibilities as described under each such contract or agreement, none of such contracts or agreements are subject to any counterclaim or setoff, and all such contracts are in full force and effect and will continue in full force and effect following the Closing. Except as described on Schedule 3(t), FDC has no reason to believe that amounts payable under such contracts or agreements will not be paid substantially in accordance with the terms of such contracts or agreements. Neither FDC nor its subsidiaries have received any notices of default, claims, or any other type of notice with respect to any such contract or agreement.

          (U) LICENSE AGREEMENTS. Attached as Schedule 3(u) is a complete and accurate list of any license agreements to which FDC or any of its subsidiaries is a party as of the date hereof relating to their credit reporting business (other than customary, off-the-shelf licenses. Also stated on Schedule 3(u) is the expiration date of each such license agreement. Except as described on
Schedule 3(u), all such license agreements are valid and enforceable against FDC or its subsidiaries, as the case may be, and are not currently, and will not be at Closing, in default, invalid or unenforceable. To the extent the transactions contemplated by this Agreement requires the consent of any third party, FDC shall use its commercially reasonable efforts to obtain such consents. FDC has not received any written notices of default or claims with respect to any license agreement.

          (V) CONTRACTS.

              (i) Neither FDC nor any of its subsidiaries is a party to, or bound by, any contract, distributorship agreement, license agreement, agency agreement, or any other agreement, indenture, mortgage, deed of trust, lease, loan agreement or instrument which would be in default or which would terminate by virtue of this Agreement.

              (ii) Schedule 3(v) lists the following contracts and other agreements to which any of FDC and its subsidiaries is a party:

                    (A) any agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000;

                    (B) any agreement concerning a partnership or joint venture;

                    (C) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

                    (D) any agreement concerning confidentiality or noncompetition;

                    (E) any agreement with any of the stockholders of FDC, or any affiliates of such stockholders;

                    (F) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                    (G)  any collective bargaining agreement;

                    (H) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                    (I) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                    (J) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of FDC and its subsidiaries; or

                    (K) any agreement involving a license or franchise to operate in the type of business that FDC engages.

FDC has delivered to Purchaser a correct and complete copy of each written agreement listed in Schedule 3(v) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3(v). With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

           (W) ABSENCE OF UNDISCLOSED OR CONTINGENT LIABILITIES. Except as described in Schedule 3(d), FDC has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) in excess of $25,000 in any single instance or $150,000 in the aggregate.

          (X) CONDITION OF ASSETS. The fixed assets necessary for the conduct of FDC's and its subsidiaries' businesses are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such fixed assets or other conditions relating thereto which could adversely affect the operation or value of such fixed assets. FDC and its subsidiaries own, or lease under valid leases, all equipment and other tangible assets necessary for the conduct of their business.

          (Y) EMPLOYEES. To the best of FDC's knowledge, no significant employee (including Key Technical Employees and Key Employees, as those terms are defined herein) of FDC or any of its subsidiaries, or any group of their employees, has any plan or intention to terminate his, her or its employment following the Closing. FDC and its subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. FDC and its subsidiaries have no labor relations problem pending, and their labor relations are satisfactory. There are no workmen's compensation, sexual harassment, discrimination or claims pending against FDC or any of its subsidiaries, and there are no facts that would give rise to such claims. No employee of FDC or any of its subsidiaries is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of FDC or its subsidiaries. No employee or former employee of FDC or any of its subsidiaries has any claim with respect to any intellectual property rights of FDC or any of its subsidiaries. None of FDC or any of its subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of FDC or any of its subsidiaries has committed any unfair labor practice. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of any of FDC or any of its subsidiaries.

          (Z) GIFTS. Neither FDC, its subsidiaries, nor any of their officers, directors or shareholders has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, candidate for office, governmental agency or instrumentality or any other person in a position to assist or hinder FDC in connection with any actual or proposed business transaction.

          (AA) SUBSIDIARIES. Schedule 3(aa) sets forth for each subsidiary of FDC (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each subsidiary of FDC have been duly authorized and are validly issued, fully paid, and nonassessable. One of FDC and its subsidiaries holds of record and owns beneficially all of the outstanding shares of each subsidiary of FDC, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of FDC and its subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its subsidiaries or that could require any subsidiary of FDC to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any subsidiary of FDC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any subsidiary of FDC. None of FDC and its subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a subsidiary of FDC.

          (BB) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of FDC and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

          (CC) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of FDC and its subsidiaries.

          (DD) INSURANCE. Schedule 3(dd) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of FDC and its subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past seven years:

               (i)   the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of FDC and its subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of FDC and its subsidiaries has been covered during the past seven years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3(dd) describes any self-insurance arrangements affecting any of FDC and its subsidiaries.

          (EE) PRODUCT WARRANTY. No product sold or delivered by any of FDC and its subsidiaries is subject to any guaranty, warranty, or other indemnity.

          (FF) CERTAIN BUSINESS RELATIONSHIPS WITH FDC AND ITS SUBSIDIARIES. None of the stockholders of FDC or its subsidiaries, or their officers, directors or employees, has been involved in any business arrangement or relationship with any of FDC and its subsidiaries within the past 12 months, and no such person owns any asset, tangible or intangible, which is used in the business of any of FDC and its subsidiaries.

          (GG) SMALL BUSINESS INVESTMENT COMPANY ACT MATTERS. FDC, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, (S) 121.103), is a "small business concern" within the meaning of
Section 103(5) of the Small Business Act of 1958 and the regulations thereunder. Each of FDC and its Subsidiaries does not presently engage in, and neither FDC nor any of its Subsidiaries shall hereafter engage in, any activities, nor shall FDC or any Subsidiary use directly or indirectly the proceeds from the sale of the shares hereunder for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act of 1958 and the regulations thereunder, including Title 13, Code of Federal Regulations, (S) 107.720.


                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

          As an inducement to FDC to enter into this Agreement and the Registration Rights Agreement, each Purchaser severally, and not jointly, represents and warrants to FDC that:

               (a) Each Purchaser that is a corporation or other business entity is duly organized, validly existing and in good standing under the laws of the applicable jurisdictions of incorporation, and such corporations as business entities are qualified to transaction business as foreign corporations in all other jurisdictions in which the character of Purchasers' businesses requires the Purchasers to be so qualified; such corporations or business entities have all of the power necessary to engage in the businesses in which they are presently engaged; and each such corporation or business entity is an accredited investor as described in Rule 501(a) adopted under the 1933 Act.

               (b) Each Purchaser warrants and represents that the Purchaser is and was not organized or reorganized for the specific purpose of acquiring the Shares and that the individual executing this Agreement has the power and authority to execute and deliver this Agreement on behalf of such partnership, joint venture, corporation or trust. Furthermore, in the event a Purchaser is one of the foregoing entities, such Purchaser represents that all of the equity owners are accredited investors as defined in (a) above or, if not, such Purchaser otherwise qualifies as an accredited investor with total assets in excess of $5 million.

               (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, will conflict with or result in the breach of, or accelerate the performance required by, any terms of any agreement, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Purchasers under the terms of any such agreement.

               (d) The Purchasers have all requisite power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement, and have all requisite power and authority to purchase and own the Shares. All necessary corporate proceedings of the Purchasers have been duly taken to authorize the execution, delivery and performance by the Purchasers of this Agreement and the Registration Rights Agreement. This Agreement has been duly authorized, executed and delivered by the Purchasers, and is enforceable as to the Purchasers in accordance with its terms. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any United States federal, state, local or other governmental authority or any court or other tribunal is required by the Purchasers for the execution, delivery or performance by the Purchasers of either this Agreement or the Registration Rights Agreement other than (i) filings described in Section 2.3(b), (ii) filings that may be required with bank regulatory agencies, and
(iii) filings that may need to be made with the small business administration. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Purchasers are a party, or to which any of their properties or assets are subject, is required for the execution, delivery or performance of either this Agreement or the Registration Rights Agreement.

               (e) The Purchasers are acquiring the Shares, upon payment for and delivery thereof, not with a view to the distribution or public resale thereof within the meaning of the 1933 Act. The Purchasers further agree that FDC may cause to be set forth on the certificates for the Shares, to be delivered to the Purchasers hereunder, a legend in substantially the following form:

               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL TO THE SELLER AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

                                   ARTICLE V
                               COVENANTS OF FDC

          SECTION 5.1 Conduct of Business. From the date hereof until the Closing, or as otherwise consented to by the Purchasers in writing each of FDC and its subsidiaries :

               (a) Carry on its business only in the ordinary course, in accordance with all laws, regulations and rules in the same manner in which it previously has been conducted but not including pursuing and implementing its consolidation strategy (which will require the prior written consent of Purchaser);

               (b) Maintain its real and personal property in as good condition and repair as of the date hereof, except for ordinary wear and tear;

               (c) Perform in all Material respects all of its Material obligations under all contracts to which FDC is a party;

               (d) Use reasonable efforts to preserve intact its present business organization and to keep available the services of its present officers and employees;

               (e) Not amend its charter or Bylaws or otherwise alter its corporate existence or powers;

               (f) Not take any action or engage in any transaction which would cause any of the representations made by FDC herein to be untrue as of the Closing Date or would cause FDC to be in breach of the terms and conditions of this Agreement;

               (g) Maintain its books, accounts and records in its usual, regular and ordinary manner;

               (h) Comply with all filing and reporting requirements of the 1934 Act;

               (i) Maintain a listing of the Common Stock with The Nasdaq Stock Market, Inc.;

               (j) Not issue any shares of its capital stock, except upon the exercise of any currently outstanding option, warrant, convertible security or similar right which is listed on Schedule 5.1(j);

               (k) Not increase, decrease, or exchange any of its outstanding Common Stock for a different number or class of securities through reorganization, reclassification, share dividend, share split or similar change in the capitalization of FDC;

               (l) not enter into or become subject to any agreement, transaction, or commitment which (i) would have a Material effect on its business, or (ii) restrict or in any way impair its ability to comply with the terms of this Agreement;

               (m) not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness, and not sell, pledge, encumber or otherwise subject its assets to any security interest, claim or indebtedness not in existence prior to the execution of this Agreement;

               (n) not declare or pay any dividend, make any distribution on shares of its capital stock or redeem, repurchase or otherwise acquire any shares of its capital stock;

               (o) promptly notify Purchasers in writing after becoming actually aware of the occurrence or threatened occurrence of any event which would cause or constitute a breach of any warranty, representation, covenant or agreement contained herein, and use all commercially reasonable efforts to prevent or promptly remedy such breach or threatened breach; and promptly notify Purchasers in writing if it shall discover that any representation or warranty made in
Article III of this Agreement was when made, or has subsequently become, untrue;

               (p) not, directly or indirectly, (i) enter into or modify (whether in writing or orally) any employment, collective bargaining, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination paid to, any employees, officers or directors or consultants, or (ii) grant or promise any bonuses, salary increases, severance or termination pay, or benefits for any officers, employees, or directors;

               (q) not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or arrangement for the benefit or welfare of any employee, director, or officer;

               (r) not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

               (s) use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it up to the Closing;

               (t) confer on a weekly basis with representatives of Purchasers to report operational matters and the general status of ongoing operations;

               (u) not take any action which would render, or which reasonably would be expected to render, any representation or warranty made by it in the Agreement untrue at the Closing;

               (v) notify Purchasers of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if, in each case, such emergency, change, complaint, investigation or hearing would, individually or in the aggregate, have an adverse effect on its business, operations or financial condition or to its ability to consummate the transactions contemplated by this Agreement;

               (w)  not sell any of its assets, tangible or intangible;

               (x) not enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $15,000 or outside the ordinary course of business;

               (y) not make any capital expenditure (or series of related capital expenditures) either involving more than $100,000;

               (z) not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $15,000 or outside the ordinary course of business;

               (aa) not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

               (bb) not cancel, compromise, waive, or release any right or claim (or series of related rights and claims) either involving more than $15,000 or outside the ordinary course of business;

               (cc) not grant any license or sublicense of any rights under or with respect to any Intellectual Property;

               (dd) not make any loan to, or enter into any other transaction with, any of its directors, officers, or employees;

               (ee) not make or pledge to make any charitable or other capital contribution

               (ff) maintain reasonable business insurance; commit no waste of assets; not dispose or otherwise change the nature of any asset such that cash or accounts receivable are increased; not create or suffer to exist any lien, charge or encumbrance on any asset or incur any indebtedness for borrowed money; and maintain and preserve their business organizations intact and maintain their relationships with suppliers, employees, customers and others;

               (gg) refrain from making capital expenditures or commitments for additions to property, plant or equipment or enter into transactions which could reasonably be expected to alter or affect their operations (unless approved in writing in advance by Purchasers); and

               (hh) not commit to any of the foregoing.

          SECTION 5.2 Access and Information. FDC shall give to the Purchasers and their representatives full access at all reasonable times prior to the Closing to the properties, books and records of FDC and to furnish such information and documents in its possession relating to FDC as the Purchasers may reasonably request.

          SECTION 5.3 Information Following Closing. Beginning with execution of this Agreement and continuing beyond Closing for so long as Purchasers own more than five percent of the common stock of FDC, FDC shall furnish Purchasers, without charge, the following documents:

               (a) As soon as practicable after they have been filed with the Commission, one copy of each annual and interim financial and other report or communication filed with the Commission;

               (b) Such additional publicly filed documents and publicly available information with respect to FDC and its affairs as the Purchasers may from time to time reasonably request;

               (c) as soon as available, and in any event within 90 days after the end of each fiscal year of FDC, duplicate copies of the audited financial statements of FDC and its subsidiaries reported on by a firm of independent certified public accountants of national recognition, and stating in comparative form the figures as of the end of and for the previous fiscal year, accompanied by a report thereon containing an opinion by such independent certified public accountants that the financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as may be noted otherwise;

               (d) as soon as available, and in any event within 30 days after the end of each month commencing with the end of the month of January 1999, a copy of the consolidated interim financial statements of FDC and its subsidiaries, consisting at a minimum of: (i) the balance sheet as of the end of the month, and (ii) a statement of income for the month and for the partial or full fiscal year ended as of the end of the month, all in reasonable detail and, in the case of a month which is the end of FDC's fiscal quarter, setting forth in comparative form corresponding budgeted figures for such partial or full fiscal year prepared in accordance with generally accepted accounting principles consistently applied, except as may be noted otherwise;

               (e) by December 1 of each year copies of the FDC budget for operations for the next fiscal year;

               (f) as soon as available, and in any event within 45 days after the end of a fiscal year, a report of the financial information of FDC on an actual versus as budgeted basis;

               (g) within 30 days of filing, copies of all returns and documents filed by FDC and its subsidiaries with any federal governmental authority, including, without limitation, the

U.S. Internal Revenue Service, the U.S. Environmental Protection Agency, the U.S. Occupational Safety & Health Administration, the Small Business Administration and the Securities and Exchange Commission;

               (h) within 30 days of receipt thereof, a copy of the complaint, motion for judgment or other such pleadings served on or by FDC and its subsidiaries or any of their respective officers or directors, as the case may be, relating to any litigation to which any of FDC and its subsidiaries, or any of their respective officers or directors is made a party after the date of this Agreement by mailing to the Purchasers; and

               (i) within ten days of receipt thereof, notice of any default declared with respect to any lease, contract or loan of any of FDC and its subsidiaries or any judgment entered against any of FDC and its subsidiaries if such default or judgment involves an amount exceeding $10,000.

          SECTION 5.4 Use of Proceeds. FDC will use the proceeds from the sale of the Shares hereunder (a) to consummate future acquisitions by the Company, and (b) as corporate working capital in the ordinary course of business.

                       ADDITIONAL PRE-CLOSING COVENANTS
                       --------------------------------

          SECTION 5.5 Exclusivity. Prior to the Closing, none of FDC, its subsidiaries, or any of their officers or directors, or those FDC shareholders who are party to this Agreement, shall cause FDC to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or the purchase of all or any portion of the assets of, or any equity interest in, FDC or any similar transaction or business combination involving FDC, or participate in any negotiations regarding, or furnish to any other person, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. FDC shall within one business day notify Purchasers of any such proposal or offer, or any inquiry from or contact with any person with respect thereto, and shall promptly provide Purchasers with such information regarding such proposal, offer, inquiry or contact as Purchasers may request.

          SECTION 5.6 Consents under Agreements. FDC agrees that, prior to the Closing, it and its subsidiaries will secure the approval under all agreements (if any) as to which consent to the transactions contemplated hereunder is required.

          SECTION 5.7 Actions. Prior to the Closing, none of FDC, its shareholders who are parties to this Agreement, and its subsidiaries will take or permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of their representations and warranties contained herein to be or become untrue.

          SECTION 5.8. Additional Disclosure. Prior to the Closing, FDC will promptly advise Purchasers of each event that occurs after execution of this Agreement, if such event would have had to be disclosed on any schedule to this Agreement had it occurred prior to the execution of this Agreement, or if such event otherwise would lead to a breach or inaccuracy of any representation, warranty, or covenant of FDC or its subsidiaries.

          SECTION 5.9. Financial Statements. Prior to the Closing, FDC will deliver monthly financial statements to Purchasers within 10 days of the end of each month after the date hereof.

          SECTION 5.10 Further Assurances. Prior to Closing, each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in this Agreement).

                                  ARTICLE VI
                            POST CLOSING COVENANTS

          Section 6.1   Post Closing Covenants.

                 (A)    NONCOMPETE/NON-SOLICIT.

                         (i)   During the five year period commencing with the
date hereof (the "Non-Compete Period"), Jerald H. Donnan, Marcia R. Donnan, James N. Donnan and Russell E. Donnan (the "Key Employees") agree that they shall not (and shall not direct or assist others to contact or solicit, offer employment to, hire, or otherwise attempt to hire any person employed by the Company. The Key Employees shall not encourage, induce or assist others in inducing any employee of the Company to terminate his or her employment with the Company or in any way interfere with the Company's respective relationships with their employees.

                        (ii) During the Non-Compete Period, the Key Employees agree that they shall not contact or solicit, or direct or assist others to contact or solicit any customers, suppliers or other business associates of the Company existing prior to Closing, shall not engage in the diversion of good-will regarding the activities conducted by the Company prior to Closing; and shall not otherwise interfere in any way with the relationships between the Company and their customers, suppliers or business associates, existing prior to Closing.

                        (iii) During the Non-Compete period, the Key Employees shall not directly or indirectly compete with the Company in any manner in any state where the Company is engaged or presently proposes to engage in business; provided that such restriction on competition will be limited to those businesses of the Company in which the Company was engaged prior to the date of this Agreement; provided further that, notwithstanding the foregoing, any Key Employee may make passive investments of not more than 5% of the outstanding shares of, or 5% of any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market. Without limiting the generality of this paragraph, each Key Employee agrees that the restrictions on competition contained herein shall also prohibit serving as a consultant to any entity if such consulting services would help such entity compete against the Company. Additionally, except as expressly set forth in this Agreement, no Key Employee shall have any interest (as owner, principal, general or limited partner, agent, employee, officer, director, or stockholder) in any entity which competes with the Company. The Key Employees agree that this covenant not to compete is made in connection with the Purchasers' acquisition of the Company's common stock.

               (B) FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Agreement).

               (C) KEY MAN LIFE INSURANCE. FDC shall acquire key man life insurance policies on those persons, in such amounts, and with designated beneficiaries as determined from time to time and at any time by the Special Committee (as defined in the Investors Agreement).

               (D) INTELLECTUAL PROPERTY. Within 30 days of Closing, FDC shall cause all FDC employees, all employees of FDC subsidiaries, and all independent contractors who have worked in the development and/or maintenance of Intellectual Property (as defined in Section 3(i)) to execute agreements with FDC or its subsidiaries to assign their rights, title and interest in and to any Intellectual Property including, without limitation, patents, copyrights and inventions to FDC or its subsidiaries.

                                  ARTICLE VII
                CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE

          SECTION 7.1  Conditions to Obligations to Close.

          In addition to those specific conditions set forth in Articles VIII and IX below, the obligations of the Purchasers and FDC to consummate the transactions described herein shall be subject to the following:

               (a) No government regulatory body or agency shall have instituted court action or legal proceedings seeking preliminary or permanent injunctive relief prohibiting purchase of the Shares.

               (b) The performance of all conditions precedent to Closing set forth in Articles VIII and IX below.

               (c) From the date of this Agreement to the Closing Date, there shall have been no Material adverse change (i) in the business or properties of FDC, or (ii) in the financial condition of FDC, and the property, business and operations of FDC shall have not been Materially and adversely affected due to any fire, accident or other casualty or by any act of God, whether or not insured.


                                 ARTICLE VIII
                    CONDITIONS TO FDC'S OBLIGATION TO CLOSE

          SECTION 8.1  Conditions to FDC's Obligations to Close.

          FDC's obligation to complete the transaction is provided for herein shall be subject to the performance by the Purchasers of all their agreements to be performed hereunder on or before the Closing, and to the further conditions that:

               (a) The representations and warranties of the Purchasers contained in Article IV hereof are true and correct in all Material respects as of the Closing with the same effect as if made on and as of such date and the officers or managing directors of the Purchasers shall so certify thereto.

               (b) The Purchasers shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them prior to the Closing.


                                  ARTICLE IX
                 CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE

                 SECTION 9.1  Conditions to Purchasers' Obligation to Close.

     The Purchasers' obligation to complete the transactions provided for herein shall be subject to the performance by FDC of all agreements to be performed hereunder on or before the Closing, and to the further conditions that:

               (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FDC contained in Article III and the covenants of FDC contained in
Article V hereof are true and correct and have been performed or satisfied in all respects as of the Closing with the same effect as if made or performed on and as of such date and FDC shall so certify to the Purchasers.

               (B) NO ADVERSE CHANGES. There shall have been no event or change occurring between the execution of this Agreement and the Closing which in the aggregate may be deemed to have an adverse effect on the business, operations, financial condition or properties of FDC or its subsidiaries. There shall have been no adverse changes in the operating results or financial condition of FDC since December 31, 1998, except as described in Schedule 9(b) and FDC shall so certify in writing to the Purchasers.

          (C) OPINION. The Purchasers shall have received from counsel to FDC, an opinion dated the Closing, to the following effect:

              (i) FDC is a corporation duly organized, validly existing and in good standing under the laws of Colorado.

              (ii) FDC has all corporate power and authority necessary to engage in the business in which it is presently engaged and to execute, deliver and perform its obligations under this Agreement. There are no options, puts, calls, or other rights outstanding to purchase or sell FDC's securities, other than as contemplated in this Agreement or as disclosed in the Schedules.

              (iii) FDC's authorized capitalization consists of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. At the Closing Date and prior to the issuance of the Shares, there will be 3,551,346 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. All of such outstanding shares of capital stock have been duly authorized and are validly issued and are fully paid and nonassessable, subject to certain escrow provisions.

              (iv) Execution and delivery of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, by FDC. This Agreement and the Registration Rights Agreement are legal, valid and binding obligations of FDC, enforceable against FDC in accordance with their terms except as enforcement may be limited by general equitable principles or bankruptcy, insolvency or similar laws affecting creditors' rights generally. FDC has all requisite power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement. All necessary corporate proceedings of FDC have been taken to authorize the execution, delivery and performance by FDC of this Agreement and the Registration Rights Agreement.

              (v) There are no preemptive rights to acquire FDC's Common Stock or Preferred Stock.

              (vi) The Shares, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be free and clear of any adverse claim, security interest, lien, pledge, option, encumbrance or restriction; provided, however, that the Shares will be "restricted securities" as such term is defined under the 1933 Act (unless registered for sale as described in the Registration Rights Agreement) and the certificates representing the Shares will contain a legend to reflect such status; and provided further that any Purchaser, if deemed an "affiliate" under the 1933 Act, may be subject to certain restrictions as provided in the 1933 Act, the 1934 Act or the rules and regulations thereunder.

                    (vii) To the best knowledge of such counsel, FDC is not in violation or default of any provision of its Articles of Incorporation, Bylaws or of any provision of any instrument or contract to which it is a party or by which it is bound or, of any provision of any federal, state or local judgment, writ, decree, order, law, statute, rule or government regulation, applicable to it. To the best knowledge of such counsel, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision or an event which results in the creation of any lien, charge of encumbrance upon any asset of FDC. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal is required by FDC for the execution, delivery or performance by FDC of this Agreement or the Registration Rights Agreement. To the best knowledge of such counsel, except for obligations under its listing agreement with The Nasdaq Stock Market, Inc., no consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which FDC is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement or the Registration Rights Agreement.

                    (viii) The Shares shall have been approved for additional listing by The Nasdaq Stock Market, Inc.

                    (ix) Except as disclosed in this Agreement or the Schedules, such counsel is not aware of any pending or threatened action, suit, proceeding or investigation before any court or any public, regulatory, or governmental agency, authority or body, involving FDC or any of its existing officers or directors and such counsel do not know of any legal matter or government proceedings regarding FDC.

          In rendering such an opinions counsel for FDC may rely (i) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of FDC; and (ii) to the extent they deem proper, upon written statements or certificates of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of FDC, provided that copies of any such statements or certificates shall be delivered to counsel for the Purchasers.

               (D) PERFORMANCE OF CONDITIONS. FDC shall have performed and complied with all the terms and conditions required by this Agreement and the Registration Rights Agreement to be performed or complied with by it on or before the Closing.

               (E) ACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by FDC and the consummation of the transactions contemplated hereby shall have been duly and validly taken by FDC. FDC shall have furnished Purchasers with copies of all consents or resolutions adopted or executed by FDC in connection with such actions.

               (F) NO ACTION OR PROCEEDING. As of the Closing, no action, suit or proceeding shall be pending or threatened before any court or administrative body, and there shall have been no threats, to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchasers to own the Shares and to exercise their ownership rights with respect to the Shares, or (iv) affect adversely the right of any of FDC and its subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

          (G) CONSENTS & APPROVALS. FDC shall have obtained and given each consent and notice required in connection with the transactions contemplated herein (as specified in Schedule 3(e).

          (H) GOVERNMENTAL FILINGS. All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by FDC and its subsidiaries.

          (I) DISCOVERY OF FACTS OR CIRCUMSTANCES. Purchasers shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Purchasers as of the date of this Agreement regarding the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of FDC which is, individually or in the aggregate with other such facts and circumstances, adverse to FDC, its financial position, results of operations or the value of its assets.

          (J) DAMAGE. There shall have been no damage, destruction or loss of or to any property or properties owned or used by FDC, or to its assets, whether or not covered by insurance which, in the aggregate, has or would be reasonably likely to have, an adverse effect on FDC.

          (K) CONFIDENTIALITY AGREEMENT. FDC shall have entered into a confidentiality agreement with Russell E. Donnan in form and substance as set forth in Exhibit C, and the same shall be in full force and effect;

          (L) INVESTORS AGREEMENT. FDC shall have entered into the Investors Agreement with the Purchasers in form and substance as set forth in Exhibit D, and the same shall be in full force and effect;

          (M) VOTING AGREEMENT. Certain shareholders of FDC (as identified in Exhibit E) shall have entered the Voting Agreement with the Purchasers in form and substance as set forth in Exhibit E, and the same shall be in full force and effect;

          (O) ACQUISITIONS. There shall have been no adverse changes from that contemplated on March 12, 1999, with respect to the valuation of, or the terms of the transactions with, FDC's proposed acquisition targets, United Data Services, Inc., Imfax, Inc., Jeffrey S. Lively and Denise R. Lively d/b/a Quality Credit Reporting of Texas, Mortgage Credit Services, Inc. (Oklahoma), and Credit Mark, Inc.

          (P) OFFICER'S CERTIFICATE. The President of FDC and its subsidiaries shall have delivered to Purchasers a certificate to the effect that each of the conditions specified above in Sections VIII(a), (b), (d), (e), (f), (g), (h), and (j) is satisfied in all respects.

          (Q) PRESIDENT'S CERTIFICATE. A certificate of the President of FDC, certifying that FDC is not in violation or default without knowledge qualifier.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1 Termination. This Agreement and each agreement contemplated hereby may be terminated at any time prior to the Closing:

          (A) MUTUAL CONSENT. By the mutual written consent of the Purchasers and FDC.

          (B) BREACH. By FDC if there has been a breach of any representation, warranty or agreement on the part of the Purchasers set forth in this Agreement, or by the Purchasers if there has been a breach of any representation, warranty, covenant or agreement on the part of FDC set forth in this Agreement.

          (C) NO CONSUMMATION. By either FDC or the Purchasers if the Purchase Transaction shall not have been consummated on or before April 21, 1999, by reason of the failure of any condition precedent under Article VIV (with respect to Purchasers) or Article VIII (with respect to FDC), unless the failure of such condition precedent results primarily from the party seeking to terminate being in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if the consummation of the Purchase Transaction requires Shareholder approval or consent, then such date shall automatically be extended to sixty days from the date on which determination is made that such Shareholder approval or consent is required, and provided further that such date may be extended at any time upon mutual agreement of the Parties.

          (D) LITIGATION. By either FDC or the Purchasers if any litigation or proceeding has been instituted with a view of restraining or prohibiting consummation of the transaction contemplated by this Agreement.

     SECTION 10.2 Effect of Termination. In the event of termination of this Agreement or any agreement contemplated hereby, or to be executed simultaneously herewith, this Agreement or any such other agreements shall forthwith become void and there shall be no liability or obligation hereunder or thereunder on the part of any party hereto, except for liability of any party for breaches of this agreement and liability under Section 24(d).

     SECTION 10.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof. This Agreement or any agreement contemplated hereby may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

          SECTION 10.4  Extension; Waiver.    At any time prior to the Closing
the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party.


                                  ARTICLE XI
                            INVESTMENT BANKING FEES

     FDC and the Purchasers each represent that, except as described in the referenced Letter, neither has employed any broker or agent or entered into any agreement for the payment of any fees or compensation to any other person, firm or corporation in connection with this transaction.

                                  ARTICLE XII
                       INDEMNIFICATION AND CONTRIBUTION

          SECTION 12.1  Indemnity.    Subject to the conditions set forth below,
FDC agrees to indemnify and hold harmless the Purchasers, their members, managers, officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls the Purchasers within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage and expense whatsoever (which shall include, for all purposes of this Article XII, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation), arising out of, resulting from, based upon, or in connection with any breach of any Material representation, warranty, covenant, or agreement of FDC contained in this Agreement. Notwithstanding anything to the contrary, FDC shall indemnify the Purchasers for their proportionate share (based on the percentage of the total outstanding Common Stock owned by the Purchasers) any Material taxes, tax costs, assessments, penalties or interest incurred by FDC in conjunction with or as a result of any acquisitions or other transactions entered into prior to the date of this Agreement by FDC or its subsidiaries. The foregoing agreement to indemnify shall be in addition to any liability FDC may otherwise have, including liabilities arising under this Agreement. Any amount paid to Purchasers under this Section 12 shall be grossed up by multiplying the amount of any such claim by an amount equal to (i) one, plus (ii) (A) the number of shares owned by Purchasers, divided by (B) the number of shares that are owned by persons other than Purchasers. The Purchasers agree to indemnify and hold harmless FDC, its officers, directors, partners, employees, agents, and counsel and each person, if any, who controls FDC within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Article XII, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation), arising out of, resulting from, based upon, or in connection with any breach of any Material representation, warranty, covenant, or agreement of Purchasers contained in this Agreement.

          Except as otherwise agreed by the parties in Article XI hereof, (i) FDC shall indemnify the Purchasers for any broker's or finder's fees which may become payable as a result of any promise or contract which may have been made by FDC to or with any such broker or finder and (ii) the Purchasers shall indemnify FDC for any broker's or finder's fees which may become payable as a result of any promise or contract which may have been made by the Purchasers to or with any such broker or finder.

          SECTION 12.2  Notice of Proceeding.    If any action is brought
against FDC, the Purchasers or any of their members, managers, officers, directors, employees, agents or counsel, or any controlling persons (an "Indemnified Party" or collectively "Indemnified Parties"), in respect of which indemnity may be sought against the other party (the "Indemnifying Party") pursuant to the foregoing paragraph, such Indemnified Party or Parties shall promptly notify the Indemnifying Party in writing of the institution of such action (but the failure so to notify shall not relieve the Indemnifying Party from any liability it may have) and the Indemnifying Party shall promptly assume the defense of such action including the employment of counsel satisfactory to such Indemnified Party or Parties and payment of expenses. Such Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless (1) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or (2) the Indemnifying Party shall not have promptly employed counsel satisfactory to the Indemnified Party or Parties to have charge of the defense of such action or (3) such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or other indemnified parties which are different from or additional to those available to the Indemnifying Party or (4) the Indemnifying Party does not provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party of that the Indemnifying Party will have the financial resources to defend against the claim and fulfill its indemnification obligations hereunder, such evidence to be provided within 5 business days after the Indemnified Party requests such evidence, (5) the claim involves only money damages and does not seek an injunction or other equitable relief, and (6) the Indemnifying Party conducts the defense of the claim actively and diligently, in any of which events such fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties.

          SECTION 12.3  Contribution.    To provide for just and equitable
contribution if (i) an Indemnified Party makes a claim for indemnification pursuant to the language set forth in Sections 12.1 and 12.2 above, but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any Indemnified Parties seek contribution under the 1933 Act, the 1934 Act, or otherwise, then the parties shall contribute to any and all losses, liabilities, claims, damages and expenses whatsoever to which any of them may be subject, in accordance with the relative fault of the parties in connection with the facts which result in such losses, liabilities, claims, damages and expenses. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by FDC or the Purchasers, the parties' relative intent, access to information and the opportunity to correct such statement, alleged statement, omission or alleged omission. The parties agree that it would be unjust and inequitable if the respective obligations of each of the parties for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method of allocation that does not reflect the equitable considerations referred to herein. No persons guilty of a fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

          SECTION 12.4  Other Indemnification Provisions.    The foregoing
indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of representation, warranty, or covenant.

                                 ARTICLE XIII
                                   NOTICES

          Any notice given under this Agreement shall be deemed to have been given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, by receipt confirmed facsimile transmission, or by tested telex, telegram or cable addressed as follows:

          If to FDC:       Factual Data Corp.
                           5200 Hahns Peak Drive
                           Loveland, Colorado  80538

          With a copy to:  Samuel E. Wing
                           Jones & Keller, P.C.
                           1625 Broadway, Suite 1600
                           Denver, Colorado  80202

                           John P. Fitzgerald
                           Hogan & Hartson L.L.P.
                           1200 Seventeenth Street
                           Suite 1500
                           Denver, Colorado 80202

and, if to the Purchasers, at such address as appears on Exhibit A hereto, or to any other address or addresses which may hereafter be designated by any party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

                                  ARTICLE XIV
                    CERTIFICATES OF OFFICERS AND DIRECTORS

          The Purchasers and FDC shall provide to each other certificates at the Closing verifying the representations and warranties made by each party hereto. Any certificate or other document executed by any officer of FDC or the Purchasers and delivered to the other party or their counsel shall be deemed a representation and warranty by such officer on behalf of FDC or the Purchasers as to the statements made therein.

                                  ARTICLE XV
                                CONFIDENTIALITY

          In connection with this Agreement, the Purchasers acknowledge that they have received from FDC certain proprietary information, trade secrets, financial statements and supporting information, together with statistics, analyses, compilations, studies and other documents or records prepared by any person including the Purchasers, their agents, advisors, affiliates or representatives (collectively "Representatives") which contain or otherwise reflect or are generated from such information (collectively the "Confidential Material"). The Purchasers agree to take commercially reasonable measures to ensure that the Confidential Material has not and will not be used other than in connection with the purchase of the Shares. The Purchasers have and will make all commercially reasonable efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby. Without the prior written consent of FDC, the Purchasers will not, except as required by law, and will direct their representatives not to, disclose to any person the fact that the Confidential Material has been made available to the Purchasers or that the Purchasers have inspected any portion of the Confidential Material. The term "person" as used herein shall be broadly interpreted to include without limitation, any corporation, company, partnership and individual or group.

          In the event that any Purchasers or any of their Representatives are requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any information supplied to such Purchaser in the course of its dealings with FDC or its Representatives, it is agreed that any such Purchaser will provide FDC with prompt notice of any request or requirement so that either the Purchaser or FDC or both of them may seek an appropriate protective order and/or, by mutual written agreement, waive the Purchaser's compliance with the provisions of this Agreement. It is further agreed that if, in the absence of a protective order or receipt of a waiver, any of the Purchasers or any of their Representatives is nonetheless, in the reasonable written opinion of their counsel, compelled to disclose information concerning FDC to any court or else stand liable for contempt or suffer other censure, the Purchasers or such Representative may make disclosure of such information to such court. In any event, the Purchasers will not oppose action by, and will cooperate (to the extent commercially reasonable) with, FDC to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information.

          The term "Confidential Material" does not include information (i) which was known to the Purchasers or that the Purchasers had in their possession prior to the disclosure of confidential information by FDC hereunder, (ii) which becomes generally available to the public other than as a result of a disclosure by the Purchasers or their Representatives, (iii) which becomes available to the Purchasers on a non-confidential basis from a source other than FDC or its Representatives, provided that such source is not bound by a confidentiality agreement with FDC or its Representatives or otherwise prohibited from transmitting the information to the Purchasers by a contractual, legal or fiduciary obligation, or (iv) which otherwise becomes known to the Purchasers in a manner which does not violate the proprietary rights of FDC.

          Any of the Confidential Material shall be the property of FDC and, if the transactions, upon request of FDC, all such Confidential Material shall be returned to FDC or furnished to FDC without the Purchasers retaining any copy thereof. The obligation of Purchasers under this Article XV will terminate two years after the Closing.

          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Article XV by the Purchasers or their Representatives. FDC shall be entitled to seek injunctive and any other such relief as maybe necessary to enforce the terms of this Article XV in the event of a breach by the Purchasers or their Representatives. Injunctive relief shall not be deemed to be an exclusive remedy for the Purchasers' breach of this
Article XV, but shall be in addition to all of the remedies available at law or equity to FDC.

                                  ARTICLE XVI
                                 COUNTERPARTS

          This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall constitute one and the same instrument.

                                 ARTICLE XVII
                  MERGER CLAUSE AND COSTS, FEES AND EXPENSES

          This Agreement supersedes all prior agreements and understandings between the parties, and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto. Each party shall pay its own expenses incident to the preparation, execution and delivery of this Agreement and the consummation of the transactions described herein including, without limitation, all fees of counsel, accountants and other professional fees and expenses.

                                 ARTICLE XVIII
                                 SEVERABILITY

          In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable or, if such a provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and unenforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

                                  ARTICLE XIX
                                    BENEFIT

          The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto, and the persons and entities referred to in Article XI who are entitled to indemnification or contribution and their respective successors, legal representatives and assigns and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement, the Registration Rights Agreement, or the Letter or any provision herein or therein contained.

                                  ARTICLE XX
                                    WAIVER

          The failure of any party to insist upon the strict performance of any of the provisions of this Agreement shall not be considered as a waiver of any subsequent default of the same or similar nature. Time is of the essence in this Agreement.

                                  ARTICLE XXI
                                   HEADINGS

          The headings for the sections of this Agreement are inserted for convenience in reference only and shall not constitute a part hereof.

                                 ARTICLE XXII
                                   SURVIVAL

          The respective agreements, representations, warranties, covenants and other statements of the Purchasers and FDC set forth in this Agreement shall survive and remain in full force and effect for a period of fifteen months from the Closing; provided that the representations in Sections 3(a), 3(e), and 3(g) shall survive indefinitely and the representations in Sections 3(k) (Tax), 3(o) (ERISA) and 3(r) (Environmental) shall survive until the expiration of all statues of limitation, in each case regardless of any investigation or inspection made on behalf of the Purchasers or FDC; notwithstanding the foregoing, if the party seeking indemnification makes a written claim for indemnification within such survival period, then the indemnifying party agrees to indemnify the party seeking indemnification from and against the entirety of any adverse consequences party seeking indemnification may suffer through and after the date of the claim for indemnification (including any adverse consequences the party seeking indemnification may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                                 ARTICLE XXIII
                                 GOVERNING LAW

          This Agreement shall be governed by and construed according to the laws of the State of Illinois, without giving effect to conflict of laws.

                                 ARTICLE XXIV
                                 MISCELLANEOUS

          (A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of FDC and the Purchasers; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will advise and consult with the other parties prior to making the disclosure).

          (B) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchasers and FDC; provided, however, that Purchasers may (i) assign any or all of their rights and interests hereunder to one or more of their affiliates and (ii) designate one or more of their affiliates to perform their obligations hereunder.

          (c) AMENDMENTS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by FDC and the Purchasers.

          (D) EXPENSES. Each of the parties will bear its own costs and expenses (including, without limitation, attorneys', accountants' and agents' fees and disbursements) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, FDC agrees to reimburse Purchasers for all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountants' and agents' fees and disbursements) incurred by Purchasers in connection with this proposed investment and in its facilitation of the acquisition financing line, if either:

               (i) Purchasers elect not to complete the purchase of securities from FDC due to (A) the disclosure of materially adverse information about FDC or its subsidiaries not known to Purchasers as of March 12, 1999 (which is the date of the letter of intent, which letter of intent was countersigned by FDC on March 13, 1999) (the "Letter of Intent"), (B) a Material adverse change in FDC's or its subsidiaries' condition (financial or otherwise) from that reflected in its most recent financial statements, as had been provided to Purchasers prior to March 12, 1999, (C) FDC's failure to comply with the provisions of the Letter of Intent, the Term Sheet attached to the Letter of Intent, or this Agreement, or (D) FDC's inability to obtain shareholder approval of the transaction (to the extent required) within 60 days from which a determination is made that such shareholder approval is required, or

               (ii) FDC elects not to complete the issuance of securities to Purchasers for any reason other than Purchasers' failure to comply in with the provisions of the Letter of Intent, the Term Sheet that is attached to the Letter of Intent, or this Agreement.

          (E) SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter , in addition to any other remedy to which they may be entitled, at law or in equity

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                    HALEY LLC



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    MARSHALL FINANCIAL PARTNERS, L.P.



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    BCI GROWTH V, L.P.
                                    By Glenpointe Associates V, LLC
                                          General Partner



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________


                                    BCI INVESTORS, LLC



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________

                                    FACTUAL DATA CORP.



                                    By:    _____________________________
                                    Name:  _____________________________
                                    Title: _____________________________



                                    By:    _____________________________
                                    Name:  Jerald H. Donnan



                                    By:    _____________________________
                                    Name:  Marcia R. Donnan



                                    By:    _____________________________
                                    Name:  James N. Donnan



                                    By:    _____________________________
                                    Name:  Russell E. Donnan

                                    EXHIBITS


No.                   Description
---                   -----------

A                     Schedule of Purchasers

B                     Registration Rights Agreement

C                     Confidentiality Agreement

D                     Investors Agreement

E                     Voting Agreement

                                   EXHIBIT A

                      INFORMATION RELATING TO PURCHASERS


                                                           Number of Shares
Name and Address of Purchaser                              To be Purchased
-----------------------------                              ---------------

Haley LLC
c/o Continental Illinois Venture Corporation
231 South La Salle Street 7L
Chicago, IL 60697

BCI Growth V, L.P.
c/o BCI Advisors, Inc.
Glenpointe Centre West
Teaneck, NJ 07666

BCI Investors, LLC
c/o BCI Advisors, Inc.
Glenpointe Centre West
Teaneck, NJ 07666

Marshall Financial Partners, L.P.
c/o Marshall Ventures, L.L.C.
903 N. Third Street, Suite 300
Minneapolis, MN 55401

                               FACTUAL DATA CORP.
                   FULLY DILUTED SHARES OUTSTANDING (3/9/99)

                                                                                        FULLY-DILUTED
                                                         ASSUMES ALL SHARES                 SHARES
                                                              EXERCISED                  OUTSTANDING
                                                              ---------                  -----------
Common Shares Outstanding                                      3,551,346                   3,551,346
Warrants, $7.15 exercise price                                 1,380,000                      24,866
Warrants, $9.15 exercise price                                   120,000
Option, IPO Underwriter, $7.04 exercise price                    120,000                       3,975
Options, 1997 Stock Incentive Plan (200,000
 authorized)
     10,000 shares at   $5.60                                     10,000                       2,309
      5,000 shares at   $6.50                                      5,000                         536
     17,000 shares at   $5.60                                     17,000                       3,925
                                                               ---------                   ---------
     TOTAL                                                     5,203,346      71.03%       3,586,958      62.83%

Piper Jaffray Warrants, assumes $7.2812 exercise                  61,803       0.84%          61,803       1.08%
 price
Private Placement Common Shares at $7.2812                     2,060,100      28.12%       2,060,100      36.09%
                                                               ---------                   ---------
Fully-diluted shares outstanding                               7,325,249     100.00%       5,708,861     100.00%
Market Price as of 3/9/99          $7.2812
Assumes $15,000,000 Common Stock Private Placement

                                   EXHIBIT C

                           CONFIDENTIALITY AGREEMENT

                                   EXHIBIT D

                              INVESTORS AGREEMENT

                                   EXHIBIT E

                                VOTING AGREEMENT